EXHIBIT 99.5

Charter of the Audit and Risk Committee of the Board Of Directors

1. Purpose

1.1. The audit and risk committee (the "Committee") is constituted as a statutory committee of Astra Energy Inc. (the "Company") in respect of the statutory duties in terms of section78.125 of the Nevada Revised Statutes (NRS) and a committee of the board in all other duties assigned to it by the board.

1.2. Except with respect to the appointment, fees and terms of engagement of the independent auditor, the decisions of the Committee do not reduce the individual and collective responsibilities of board members in regard to their fiduciary duties and responsibilities. Directors must ensure that they meet the standards of director’s conduct as provided for in section 78.155 of the NRS to act in good faith and for a proper purpose, in the best interest of the Company, and with the necessary care, skill and diligence.

1.3. This charter is subject to the provisions of the NRS and the Company’s Article and Bylaws, as well as and any other applicable law or regulatory provision.

1.4. The duties and responsibilities of the members of the Committee as set out in this document are in addition to those duties and responsibilities that they have as members of the board.

1.5. The Committee is appointed by the board for the primary purpose of assisting the board in:

1.5.1. Ensuring the continued independence of the independent auditor

1.5.2. Overseeing the external audit process

1.5.3. Overseeing integrated reporting

1.5.4. Applying the combined assurance model to ensure a coordinated approach to all assurance activities

1.5.5. Reviewing, the expertise, resources and experience of the finance function

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1.5.6. Considering the appropriateness of the expertise and experience of the Chief Financial Officer (the "CFO")

1.5.7. Overseeing the internal audit function

1.5.8. Oversight of internal controls and financial reporting

1.5.9. Risk assessment and oversight

1.6. Consistent with these functions, the committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures, and practices at all levels. The committee should also provide for open communication among the independent auditor, financial and senior management, the internal audit function, and the board of directors

2. Membership

2.1 The Committee shall be appointed annually by the board and shall comprise at least three members.

2.2 The board, through the nominations committee, shall identify and nominate suitably skilled and experienced directors for appointment by the board.

2.3 The board shall fill a vacancy on the committee within 40 business days.

2.4 The Committee must consist of at least three members. Each member of the committee must be a director of the Company and not:

2.4.1 be involved in the day to day management of the Company for the past financial year

2.4.2 be a full-time employee of the Company for the past 3 financial years

2.4.3 be a material supplier or customer of the Company such that a reasonable and informed third party would conclude in the circumstances that the integrity, impartiality or objectivity of that director is compromised by that relationship, and

2.4.4 be related to anybody who falls within the above criteria.

2.5 All members of the Committee shall have general financial knowledge, at least one of whom shall have recent and relevant financial experience. Collectively, the committee should have an understanding of all matters that are integral to the company’s integrated report.

2.6 The board shall appoint the chairman of the Committee. In the absence of the chairman of the Committee and/or an appointed deputy, the remaining members present shall elect one of themselves to chair the meeting.

2.7 Only members of the Committee shall have the right to vote. However, other individuals such as the Chairman of the board, the Chief Executive Officer, the Chief Financial Officer, the Head of Internal Audit and other representatives from the finance department may be invited to attend for all or part of any meeting as and when considered appropriate by the committee.

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2.8 The independent auditors shall be invited to attend meetings of the committee on a regular basis.

3. Secretary

3.1 The corporate secretary of the Company, or its nominee, shall act as the secretary of the committee.

4. Quorum

4.1 The quorum necessary for the transaction of business shall be constituted by a majority of the members of the Committee. A duly convened meeting of the Committee at which a quorum is present shall be competent to exercise all or any of the authorities, powers and discretions vested in or exercisable by the Committee.

5. Frequency of Meetings

5.1 The Committee shall meet at least four times a year at appropriate times in the reporting and audit cycle and additionally as the chairman of the Committee considers necessary. The external or internal auditors may request a meeting, if they consider one is necessary, as may any committee member.

6. Notice of Meetings and Agenda

6.1 Meetings of the Committee shall be convened by the secretary of the Committee at the request of the chairman of the Committee.

6.2 Unless otherwise agreed, notice of each meeting confirming the venue, time and date, together with an agenda of items to be discussed, shall be forwarded to each member of the Committee, and any other person required to attend, no later than 48 hours prior to the meeting. Supporting papers shall be sent to committee members, and to other attendees as appropriate, at the same time.

6.3 The chairman will approve the agenda for Committee meetings and any member may suggest items for consideration.

7. Minutes of Meetings

7.1 The secretary shall minute the proceedings and resolutions of all meetings of the Committee, including the names of those present and in attendance.

7.2 The secretary shall ascertain, at the beginning of each meeting, the existence of any conflicts of interest and minute them accordingly. If any conflict of interest exists, the director subject to the conflict shall not participate or vote on the issue giving rise to the conflict.

7.3 Minutes of Committee meetings shall be circulated promptly to all members of the committee and, once agreed, to all members of the board, unless a conflict of interest exists, and to the independent auditors and the CFO.

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7.4 The minutes of the Committee shall be formally approved at its next scheduled meeting.

8. Annual General Meeting

8.1 The chairman of the Committee shall attend the Annual General Meetings of the company and be prepared to respond to any shareholder questions on the committee’s activities.

9. Duties

9.1 Independent (External) Audit

The Committee shall:

9.1.1 consider and make recommendations to the board, to be put to shareholders for approval at the Annual General Meetings of the Company, in relation to the appointment, re-appointment and removal of the Company’s independent auditors. The committee shall oversee the selection process for new auditors and if an auditor resigns the committee shall investigate the issues leading to this and decide whether any action is required;

9.1.2 ensure that the appointment of the auditor complies with the NRS, the Financial Accounting Standards Board (FASB) and other relevant legislation;

9.1.3 oversee the relationship with the independent auditors including (but not limited to):

9.1.3.1 determining their remuneration, whether fees for audit or non-audit services;

9.1.3.2 approving their terms of engagement, including any engagement letter issued at the start of each audit and the scope of the audit;

9.1.3.3 assessing their independence and objectivity annually taking into account relevant professional and regulatory requirements and the relationship with the auditor as a whole, including the provision of any non-audit services;

9.1.3.4 satisfying itself that there are no relationships (such as family, employment, investment, financial or business) between the auditors and the Company (other than in the ordinary course of business);

9.1.3.5 agreeing with the board a policy on the employment of former employees of the company’s auditors, then monitoring the implementation of this policy;

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9.1.3.6 monitoring the auditors’ compliance with relevant ethical and professional guidance on the rotation of audit partners, the level of fees paid by the Company compared to the overall fee income of the firm, office and partner and other related requirements;

9.1.3.7 assessing annually their qualifications, expertise and resources and the effectiveness of the audit process which shall include a report from the independent auditors on their own internal quality procedures;

9.1.3.8 considering the risk of the withdrawal of the Company’s auditors from the market; and

9.1.3.9 at least annually, obtaining and reviewing a report by the independent auditor describing:

9.1.3.9.1 the independent auditor’s internal quality- control procedures;

9.1.3.9.2 any material issues raised by the most recent internal quality-control review or peer review, or by any inquiry or investigation conducted by governmental or professional authorities during the preceding five years with respect to independent audits carried out by the independent auditor, and any steps taken to deal with such issues

9.1.3.9.3 all relationships between the independent auditor and the Company

9.1.4 meet regularly with the independent auditors, including once at the planning stage before the audit and once after the audit at the reporting stage. The Committee shall meet the independent auditors at least once a year, without management being present, to discuss their remit and any issues arising from the audit;

9.1.5 review and approve the annual audit plan and ensure that it is consistent with the scope of the audit engagement;

9.1.6 review the findings of the audit with the independent auditors. This shall include but not be limited to, the following:

9.1.6.1.1 a discussion of any major issues which arose during the audit;

9.1.6.1.2 a discussion and review of any problems or difficulties with management’s response to audit issues, and oversee any disagreements between management and the auditors if they arise;

9.1.6.1.3 any accounting and audit judgements; and

9.1.6.1.4 levels of errors identified during the audit.

9.1.7 review the effectiveness of the audit process annually;

9.1.8 review any representation letter(s) requested by the independent auditors before they are signed by management;

9.1.9 review the management letter and management’s response to the auditors’ findings and recommendations;

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9.1.10 distinguish between audit and non-audit services, and develop and implement a policy on the supply of non-audit services by the independent auditors, taking into account any relevant ethical guidance on the matter;

9.1.11 pre-approve the contracts for non-audit services to be rendered by the independent auditor and consider whether the auditor’s provision of non-audit services is compatible with the auditor’s independence; and

9.1.12 recommend to the board to engage an external assurance provider to provide assurance over material elements (such elements should be determined by the relevant committee responsible for overseeing the sustainability reporting) of the sustainability part of the integrated report. The Committee should evaluate the independence and credentials of this external assurance provider.

9.2 Financial Reporting

The committee shall:

9.2.1 monitor the integrity of the financial statements of the Company, including its annual and quarterly reports, preliminary results announcements and any other formal announcement relating to its financial performance, reviewing significant financial reporting issues and judgements which they contain; and

9.2.2 review summary financial statements, significant financial returns to regulators and any financial information contained in certain other documents, such as announcements of a price sensitive nature, provided that such monitoring and review is not inconsistent with any requirement for prompt reporting under the listing requirements of the OTCQB;

9.2.3 ensure that a combined assurance model is applied to provide a coordinated approach to all assurance activities, and in particular:

9.2.3.1.1 ensure that the combined assurance received is appropriate to address all the significant risks facing the company; and

9.2.3.1.2 monitor the relationship between the external assurance providers and the company;

9.2.4 understand the scope of the internal and independent auditors’ review of internal control over financial reporting and obtain reports on significant findings and recommendations, together with management responses;

9.2.5 receive and review any disclosure from the Company’s CEO or CFO made in connection with the certification of the Company’s quarterly and annual reports of:

9.2.6 significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarise, and report financial data; and review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements;

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9.2.7 review the effect of regulatory and accounting initiatives, as well as off-balance- sheet structures, on the financial statements of the Company; and

9.2.8 assist the board in reviewing the integrated report to ensure that the information is reliable and that it does not contradict the financial aspects of the report.

The Committee shall review and challenge where necessary:

9.2.9 the consistency of, and any changes to, accounting policies both on a year on year basis and across the Company;

9.2.10 the methods used to account for significant or unusual transactions where different approaches are possible;

9.2.11 whether the Company has followed appropriate accounting standards and made appropriate estimates and judgements, taking into account the views of the independent auditors;

9.2.12 the clarity of disclosure in the Company’s financial reports and the context in which statements are made; and

9.2.13 all material information presented with the financial statements, such as the operating and financial review, the corporate governance statement (insofar as it relates to the audit and risk management) and the disclosure on sustainability issues (to ensure no conflict with financial information).

9.3. Whistle blowing and fraud

The committee shall:

9.3.1 review the Company’s arrangements for its employees to raise concerns, in confidence, about possible wrongdoing in financial reporting or other matters. The committee shall ensure that these arrangements allow proportionate and independent investigation of such matters and appropriate follow up action;

9.3.2 ensure that there is a process in place to be informed of any reportable irregularities, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls;

9.3.3 review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; major issues as to the adequacy of the Company’s internal controls; and any special audit steps adopted in light of material control deficiencies;

9.4. Internal Audit

The Committee shall:

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9.4.1 monitor and review the effectiveness of the company’s internal audit function in the context of the Company’s overall internal controls and risk management systems, including giving consideration to periodic independent quality review of the function as deemed appropriate;

9.4.2 approve the appointment and removal of the CFO;

9.4.3 consider and approve the remit of the internal audit function and ensure it has adequate resources, skills, qualifications and appropriate access to information to enable it to perform its function effectively and in accordance with the relevant professional standards. The Committee shall also ensure the function has adequate standing and is free from management or other restrictions;

9.4.4 approve the internal audit charter and perform an annual review of the charter, making recommendations for changes if required;

9.4.5 review and approve the annual internal audit plan;

9.4.6 evaluate the formal review of financial controls conducted annually by the internal audit function on behalf of the board and report to the board and shareholders on the effectiveness of the Company’s internal controls;

9.4.7 review all reports on the Company from the CFO, including managements responsiveness to findings and recommendations;

9.4.8 meet the CFO at least once a year, without management being present, to discuss their remit and any issues arising from the internal audits carried out. In addition, the CFO shall have the right of direct access to the chairman of the board and to the Committee; and

9.4.9 perform an annual assessment of the internal audit function’s responsibility, budget and staffing, with input from the independent auditor.

9.5. Reporting Responsibilities

9.5.1 The chairman of the Committee shall report formally to the board on its proceedings after each meeting on all matters within its duties and responsibilities.

9.5.2 The Committee shall make whatever recommendations to the board it deems appropriate on any area within its remit where action or improvement is needed.

9.5.3 The Committee shall consider, on an annual basis, and satisfy itself of the appropriateness of the expertise of the CFO (acting as the financial director) and will report to shareholders in the Company’s Annual Report that it has executed this responsibility.

9.5.4 The Committee shall compile a report to shareholders on its activities to be included in the Company’s annual financial statements:

9.3.1.1 describing how the audit committee carried out its functions

9.3.1.2 stating whether the audit committee is satisfied that the auditor was independent of the Company, and

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9.3.1.3 commenting in any way the committee considers appropriate on the financial statements, the accounting practices and the internal financial control of the Company.

9.6. Other Matters

The Committee shall:

9.6.1 have access to sufficient resources in order to carry out its duties, including access to the corporate secretary of the Company for assistance as required;

9.6.2 be provided with appropriate and timely training, both in the form of an induction programme for new members and on an on-going basis for all members;

9.6.3 at least once a year, review the appropriateness of the expertise, experience and adequacy of resources of the Company finance function;

9.6.4 oversee any investigation of activities which are within its terms of reference and act as a court of the last resort; and

9.6.5 at least once a year, review its own performance, constitution and terms of reference to ensure it is operating at maximum effectiveness and recommend any changes it considers necessary to the board for approval.

10. Authority

The Committee derives its authority from the statutory duties as contained in section 78.125 of the NRS, as well as from the delegated authority of the board as contained in this document. The Committee is authorised:

10.1 to conduct investigations into any matters within its scope of responsibility;

10.2 to seek any information it requires from any employee, officer or director of any company in the Company or external party in order to perform its duties;

10.3 to obtain, at the Company’s expense, any outside legal or other professional advice it shall reasonably require in connection with the performance of its duties;

10.4 to require the chairmen of the other board committees, any of the executive directors, any officer of the Company, corporate secretary or assurance providers to provide it with information;

10.5 to call any employee to be questioned at a meeting of the committee as and when required;

10.6 to have the right to publish in the company’s integrated report details of any issues that cannot be resolved between the Committee and the board; and

10.7 to form, and delegate authority to, subcommittees and may delegate authority to one or more designated members of the Committee.

The committee has decision-making authority in regard to its statutory duties of verifying the independence of the independent auditor, determining the fee for the independent auditor, and for the terms of engagement of the independent auditor.